                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                           SilverStream Software, Inc.
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
                         (Title of Class of Securities)

                                   827907 10 6
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 827907 10 6
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matrix Partners IV, L.P. (04-3260303)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -1,418,674-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -1,418,674-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,418,674-

________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.02%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


                               Page 2 of 8 pages

CUSIP No. 827907 10 6
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matrix IV Entrepreneurs Fund, L.P. (04-3293062)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -74,667-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -74,667-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -74,667-

________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.42%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


                               Page 3 of 8 pages

CUSIP No. 827907 10 6
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matrix IV Management Co., L.P. (04-3260294)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -1,493,341-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -1,493,341-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,493,341-

________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.44%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


                               Page 4 of 8 pages

CUSIP No. 827907 10 6
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Timothy A. Barrows (###-##-####)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -1,493,341-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -1,493,341-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,493,341-

________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.44%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________


                               Page 5 of 8 pages

CUSIP No. 827907 10 6

Item 1(a)                  Name of Issuer:

                           SilverStream Software, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           One Burlington Woods
                           Burlington, MA 01803


Item 2(a)                  Name of Person Filing:

                           Matrix Partners IV, L.P.. ("Matrix IV"); Matrix IV Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix IV, the "Partnerships"); Matrix IV Management Co., L.P. ("Management"), the general partner of each of the Partnerships; and Timothy A. Barrows ("Barrows"), the general partner of Management who has sole voting and dispositive authority with respect to shares of SilverStream Software, Inc. held of record by the Partnerships.


Item 2(b)                  Address of Principal Business Office or, if none,
                           Residence:

                           The address of the reporting persons is:

                           1000 Winter Street, Suite 4500
                           Waltham, MA  02451


Item 2(c)                  Citizenship:

                           Matrix IV is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited partnership organized under the laws of the State of Delaware. Mr. Barrows is a citizen of the United States.


Item 2(d)                  Title of Class of Securities:

                           Common Stock, par value $.001 per share (the "Common Stock").


Item 2(e)                  CUSIP Number:

                           827907 10 6


Item 3                     Description of Person Filing:

                           Not applicable.


Item 4                     Ownership(1):

                           (a)      Amount Beneficially Owned:

                                    Matrix IV is the record holder of 1,418,674 shares of Common Stock and may be deemed to beneficially own the 1,418,674 shares of Common Stock held of record by it. Entrepreneurs is the record holder of 74,667 shares of Common

-----------------------
(1)        As of December 31, 1999.


                               Page 6 of 8 pages
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CUSIP No. 827907 10 6

                                    Stock and may be deemed to beneficially own the 74,667 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to beneficially own the 1,493,341 shares of Common Stock held of record by the Partnerships. Mr. Barrows, as the general partner who has sole voting and dispositive authority with respect to shares of SilverStream Software, Inc. held of record by the Partnerships, may be deemed to beneficially own the 1,493,341 shares of Common Stock held of record by the Partnerships. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                           (b)      Percent of Class:

                                    Matrix IV:                   8.02%
                                    Entrepreneurs:               0.42%
                                    Management:                  8.44%
                                    Barrows:                     8.44%

                           (c)      Number of Shares as to which the person has:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    Matrix IV may be deemed to have sole power to vote and dispose of 1,418,674 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 74,667 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 1,493,341 shares of Common Stock held of record by the Partnerships. Mr. Barrows, as the general partner of Management who has sole voting and dispositive authority with respect to shares of SilverStream Software, Inc. held of record by the Partnerships, may be deemed to have sole power to vote the 1,493,341 shares of Common Stock held of record by the Partnerships.


Item 5                     Ownership of Five Percent or Less of a Class:

                           Not applicable.


Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                           Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                           Not applicable.


Item 8                     Identification and Classification of Members of the
                           Group:

                           Not applicable.


Item 9                     Notice of Dissolution of Group:

                           Not applicable.


Item 10                    Certification:

                           Not applicable.


                               Page 7 of 8 pages
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CUSIP No. 827907 10 6


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2000


                                            MATRIX PARTNERS IV, L.P.



                                            By:  Matrix IV Management Co., L.P.
                                                 General Partner



                                                 By:    /s/ Timothy A. Barrows
                                                     Timothy A. Barrows
                                                     General Partner



                                            MATRIX IV ENTREPRENEURS FUND, L.P.


                                            By:  Matrix IV Management Co., L.P.
                                                 General Partner



                                                 By:    /s/ Timothy A. Barrows
                                                     Timothy A. Barrows
                                                     General Partner



                                            MATRIX IV MANAGEMENT CO., L.P.



                                                 By:    /s/ Timothy A. Barrows
                                                     Timothy A. Barrows
                                                     General Partner




                                                     /s/ Timothy A. Barrows
                                                     Timothy A. Barrows


                               Page 8 of 8 pages